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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT
                            ------------------------

         AGREEMENT (this "Agreement") made and entered into this 31st day of July, 2002, by and among MORO/RADO ACQUISITION CORP., a Pennsylvania corporation ("NEW RADO"), RADO ENTERPRISES, INC., a Pennsylvania corporation ("OLD RADO"), and ANTONIO D. RADO, an individual (hereinafter sometimes referred to as "Shareholder").

                                   BACKGROUND

         OLD RADO is a mechanical contractor engaged in various plumbing, heating, ventilation and air conditioning projects for commercial, industrial and institutional buildings located in northeastern and central Pennsylvania. The Shareholder is the owner of all of the shares of OLD RADO. OLD RADO desires to sell to NEW RADO and NEW RADO desires to purchase substantially all of the operating assets of OLD RADO, and to assume certain of the known operating liabilities of OLD RADO, all as more fully set forth herein.

                                    AGREEMENT

         NOW THEREFORE, intending to be legally bound hereby, and in consideration of the mutual agreements, covenants, warranties, representations and undertakings of the parties hereto, the undersigned agree as follows:

         I. Sale of Assets. Subject to the terms and conditions hereof, NEW RADO hereby agrees to purchase, and OLD RADO hereby agrees to sell, assign, transfer, set over, confirm, convey and deliver to NEW RADO at the closing herein described in Article XI ("Closing"), title to and possession of, or, where applicable, right of OLD RADO to, all of the assets of OLD RADO, whether tangible, intangible, personal or otherwise, and wherever located, other than Excluded Assets (as defined in Article III) (the "Assets"), to the extent that such Assets may be assigned or transferred by OLD RADO to NEW RADO. The Assets shall be conveyed and delivered to NEW RADO at the Closing free and clear of all liens, security interests, claims, pledges, charges, agreements, encumbrances, options, or any other adverse claims whatsoever, whether known or unknown, whether arising before or after the date hereof or by reason of the consummation of the transactions herein described or by reason of operation of law, or otherwise, except to the extent that the Assets may not be assigned or transferred by OLD RADO to NEW RADO.



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         Other than Excluded Assets, the Assets shall include all of OLD RADO's project agreements, subcontracts, union agreements, customer proposals or open orders, costs and estimated earnings in excess of billings on uncompleted contracts, inventories, receivables, fixed assets, leasehold improvements, supplies, deposits, warranties, indemnities, guaranties, purchase orders, computers, corporate names, trade names, permits, licenses, books, computer software, furniture, fixtures, machinery, equipment, and records, to the extent that such Assets may be assigned or transferred by OLD RADO to NEW RADO, and shall, without limitation, include the following, to the extent that such Assets may be assigned or transferred by OLD RADO to NEW RADO:

         A. Contracts, Purchase Orders. All of OLD RADO's right, title and interest in and to any and all outstanding customer quotations and proposals, unfilled and open customer orders, and all of the project contracts, subcontracts, and union agreements set forth in Schedule I.A. hereto.

         B. Trade names. All trade names or trademarks including, without limitation, Rado Enterprises, Inc., and as soon as is reasonably practicable after the Closing, OLD RADO shall have changed its corporate name to something other than Rado Enterprises, Inc. or any name containing the word "Rado". Notwithstanding the foregoing sentence and anything else contained herein, from and after the Closing, NEW RADO shall be permitted to use any name which includes "Rado Investments" or any derivation thereof.

         C. Inventory. All of the inventory of OLD RADO ("Inventory").

         D. Fixed Asset Leases. All of OLD RADO's right, title and interest in and to the lease agreements for equipment or machinery leased from others by OLD RADO and the security deposits paid to lessors by OLD RADO, set forth in
Schedule I.D. hereto.

         E. Receivables. All of OLD RADO's accounts receivable.

         F. Prepaid Expenses; Deposits. The prepaid expenses and deposits of OLD RADO set forth in Schedule I.F. hereto.

         G. Fixed Assets. All fixed assets owned by OLD RADO, including but not limited to, the machinery and equipment set forth in Schedule I.G. hereto.

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         II. Certain Consents. Nothing in this Agreement shall be construed as an attempt to transfer the rights or obligations under any contract, agreement, permit, license, approval, authorization, registration, certificate, franchise or claim of OLD RADO included in the Assets that are by their terms or in law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all of the remedies for the enforcement thereof enjoyed by OLD RADO would not, as a matter of law, pass to NEW RADO as an incident of the assignments provided for by this Agreement or any other document required under this Agreement. In order, however, to provide NEW RADO with the full realization and value of every contract, agreement, permit, license, approval, authorization, registration, certificate, franchise and claim of the character described in the immediately preceding sentence, OLD RADO and the Shareholder agree that on and after the Closing, it and he will, at the request and under the direction of NEW RADO, take all reasonable action (including without limitation the appointment of NEW RADO as attorney-in-fact or agent for OLD RADO) and do or cause to be done all such things as shall be reasonably necessary or proper (i) to assure that the rights of OLD RADO under such contracts, agreements, permits, licenses, approvals, authorizations, registrations, certificates, franchises and claims shall be preserved for the benefit of NEW RADO, and (ii) to facilitate receipt of the consideration to be received by OLD RADO in and under every such contract, agreement, permit, license, approval, authorization, registration, certificate, franchise and claim, which consideration shall be held for the benefit of, and shall be delivered to NEW RADO.

         III. Excluded Assets. The Assets which are not to be acquired by NEW RADO hereunder ("Excluded Assets") are: (i) all cash, marketable securities (including without limitation bonds, bearer bonds and stocks), brokerage accounts (including all securities and investments contained therein), and cash equivalents (including without limitation certificates of deposit) of OLD RADO on hand or existing at Closing; (ii) all amounts due to OLD RADO from the Shareholder as of the date of Closing; (iii) all prepaid expenses of OLD RADO described in Schedule III hereto; (iv) all amounts due as of the date of Closing to OLD RADO from RAM UYA Investment Company, a partnership owned 50% by Antonio
D. Rado ("RAM Buildings"); (v) any prepaid income taxes of OLD RADO; (vi) any deferred taxes of OLD RADO and all tax refunds of OLD RADO (including without limitation any and all refunds related to any and all federal, state, local or foreign taxes of any kind); (vii) the fixed assets of OLD RADO listed in
Schedule III hereto, including the automobiles used by the Shareholder; (viii) the life insurance policy owned by OLD RADO on the life of Anthony D. Rado; (ix) any accounts receivable of OLD RADO that are more than ninety days past due from

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the invoice date as of the date of Closing (collectively, the "Excluded Deferred
Receivables"), a list of which Excluded Deferred Receivables shall be agreed to and initialed by the parties as of the date of the Closing; (x) any leasehold improvements that are used in connection with or as part of the Premises (as defined below); (xi) any and all claims of OLD RADO against the Parkland School District relating to the time period or accruing at any time prior to the Closing Date, including the arbitration award in favor of OLD RADO and against Parkland School District currently in the approximate amount of $1,283,596 as well as any expenses associated therewith and interest accrued thereon; (xii) all corporate and tax records of OLD RADO; (xiii) all payments due to OLD RADO under this Agreement; and (xiv) any other assets of OLD RADO included on
Schedule III attached hereto.

         IV. Liabilities of OLD RADO.

                  A. Except for the Assumed Liabilities (as defined in Article IV.B. hereof), NEW RADO is not assuming and shall not pay or be liable for any claims, demands, obligations, debts, liabilities, judgments, causes of action, or damages whatsoever, of whatever nature, and whether known or unknown, against or of OLD RADO, arising or incurred by OLD RADO, prior to or after the Closing or arising in whole or in part by reason of the performance of the terms of this Agreement by OLD RADO, or by reason of the sale of the Assets by OLD RADO, as herein set forth. Specifically, but without limiting the foregoing, and except for the Assumed Liabilities, NEW RADO shall not assume or be liable for the following debts, liabilities and obligations of OLD RADO:

                           1. Contractual Obligations. Debts, obligations, or
liabilities relating to or arising out of any period prior to the date of Closing under any customer agreement, project contract, subcontract, unfilled order, union agreement, or any other contract, oral or written to which OLD RADO is a party or is bound.

                           2. Long Term Debt. Any and all long term debt or
obligation of OLD RADO or any current portion thereof due by OLD RADO as of the Closing, including the debt due to First Columbia Bank & Trust by OLD RADO.

                           3. Pension and Other Employee Plans. Debts,
obligations or liabilities relating to or arising out of any period prior to the Closing under the Employee Retirement Income Security Act of 1974, as amended, and the Multi-Employer Pension Plan Amendments Act of 1980, as amended ("MEPPAA"), including any withdrawal liability as defined thereunder in connection with any Employment Benefit Plan (as defined in Section XII.L).

                           4. Violation of Representations. Debts, obligations
or liabilities which arise or exist in violation of any of the representations, warranties, covenants or agreements of OLD RADO or the Shareholder contained in this Agreement, or in any statement or certificate delivered to NEW RADO by or on behalf of OLD RADO or the Shareholder on or before the Closing pursuant to this Agreement, or in connection with the transactions contemplated hereby.


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                           5. Taxes. Liabilities for federal, state, county,
local, or other income, sales, use, real estate, excise, employee payroll or other taxes or assessments (including interest and penalties) of any kind whatsoever for periods prior to the Closing.

                           6. Taxes Due On Sale. Liabilities for federal, state,
county, local, or other income, use or other taxes or assessments (including interest and penalties) of any kind whatsoever arising from, based upon, or related to, the sale, transfer, or delivery of the Assets; provided, however, that OLD RADO and NEW RADO shall each pay one-half of any transfer or sales taxes incurred and paid in connection with the transfer of any titled vehicles from OLD RADO to NEW RADO pursuant to this Agreement.

                           7. Personal Injury and Other Claims. Debts,
obligations or liabilities arising out of any claim for personal injury or property damage arising prior to the Closing (whether or not then asserted) or any pending or threatened litigation or actions.

                  B. Assumed Liabilities. The liabilities and obligations of OLD RADO which are to be assumed by NEW RADO hereunder ("Assumed Liabilities") shall be limited to and are solely the following: (i) all accounts payable of OLD RADO which are reflected on the Closing Balance Sheet; and (ii) all accrued liabilities of OLD RADO which are reflected on the Closing Balance Sheet; and
(iii) any and all liabilities or obligations reflected on the Closing Balance Sheet and relating to billings in excess of costs and estimated earnings of uncompleted contracts, any outstanding customer quotations and proposals, and all unfilled and open customer orders, customer contracts, project agreements, project subcontracts, union agreements, contracts, purchase orders or agreements entered into in the ordinary course of business; (iv) the liability of OLD RADO to pay for the health insurance premiums of, or provide health insurance coverage for, Catherine Z. Rado pursuant to that certain Agreement between Rado Mechanical Corporation and Joseph A. Rado and Catherine Z. Rado dated as of February 10, 1989, for period of two years following the Closing; (v) any and all obligations or liabilities of OLD RADO to make contributions to the Employee Benefit Plans of all unions covered by the Union Contracts with respect to the operations of OLD RADO (the "Union Employee Benefit Plans"); and (vi) any liabilities or obligations with respect to periods after the Closing relating to the matters set forth in subsections C. or D. of this Article IV.

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                  At Closing, and as a condition thereof, NEW RADO shall execute and deliver to OLD RADO an assumption agreement in the form reasonably acceptable to OLD RADO which shall effect the assumption by NEW RADO of the Assumed Liabilities.

                  C. Union Contracts. From and after the date of Closing, NEW RADO shall assume any and all liabilities and obligations under and perform all of the terms and conditions of each of the union agreements set forth in
Schedule I.A hereof (collectively, the "Union Contracts"), and shall recognize the respective unions identified therein.

                  D. Pension Plans.

                           1. From and after the date of Closing, NEW RADO shall
assume all of the obligations of, and shall continue and sponsor, OLD RADO's money purchase pension plan (the "Money Purchase Pension Plan") and retirement savings plan (the "Profit Sharing Plan") covering non-union employees. For calendar year 2002, NEW RADO shall (i) pursuant to the Money Purchase Pension Plan, contribute 10% of eligible wages for all eligible employees, and (ii) pursuant to the Profit Sharing Plan, contribute a minimum of 10% and a maximum of 15% of eligible wages for all eligible employees. At the date of Closing, an accrual for OLD RADO's share of the contributions shall be established and reflected on the Closing Balance Sheet (as hereinafter defined) at the rate of 10% of eligible wages under the Money Purchase Pension Plan and at the rate of 10% of eligible wages under the Profit Sharing Plan through the date of Closing. If the actual voluntary contribution to be made by NEW RADO under the Profit Sharing Plan exceeds 10%, then OLD RADO shall reimburse NEW RADO for OLD RADO's proportionate share of such increase.

                           2. At the time of Closing, NEW RADO and OLD RADO
intend to comply with the provisions of 29 U.S.C.A. Section 1384 so that a withdrawal of OLD RADO from the Multi-Employer Plans (as defined in Section XII.L) to which it has contributed prior to the Closing shall not be deemed to have occurred as a result of the transactions contemplated by this Agreement. In this regard, and as required by 29 U.S.C.A. Section 1384(a)(1)(C), OLD RADO agrees that if NEW RADO withdraws in a complete withdrawal, or a partial withdrawal with respect to operations, during the first 5 plan years (as defined in such Section), then OLD RADO shall be secondarily liable for any withdrawal liability OLD RADO would have had to a Multi-Employer Plan with respect to the



                                        6

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operations (but for 29 U.S.C.A. Section 1384) if the liability of NEW RADO with respect to the Multi-Employer Plan is not paid. OLD RADO and NEW RADO shall each pay one-half (1/2) of any and all costs and expenses for the bonds or other security, if any, required to be posted by NEW RADO under 29 U.S.C.A. Section 1384(a)(1)(B) (the "Withdrawal Liability Bonds") to avoid the imputation of withdrawal liability to OLD RADO under MEPPAA. NEW RADO agrees to obtain and post the Withdrawal Liability Bonds, if any are required under 29 U.S.C.A.
Section 1384 to avoid the imputation of withdrawal liability to OLD RADO as a result of the transactions contemplated by this Agreement, when necessary to do so under MEPPAA. NEW RADO agrees and covenants that, from the Closing until the fifth anniversary of the Closing NEW RADO: (i) shall not voluntarily take any action which could result in withdrawal liability with respect to the Union Employee Benefit Plans under MEPPAA, without the prior written consent of OLD RADO and the Shareholder; (ii) shall provide immediate notice, upon NEW RADO's first knowledge or notice thereof, to OLD RADO and the Shareholder of any action, event or occurrence which could result in the imposition of withdrawal liability, under MEPPAA, on OLD RADO; and (iii) shall maintain the Withdrawal Liability Bonds in amounts sufficient to avoid the imputation of withdrawal liability to OLD RADO.

         V. Nonassignable Construction Contracts. From and after the date of Closing, OLD RADO will remain obligated under the construction contracts of OLD RADO identified in Schedule XII.C (the "Existing Nonassignable Construction Contracts") to certain parties (including the other parties to the Existing Nonassignable Construction Contracts and the surety to the related Existing Contract Bonds (hereinafter defined) but excluding NEW RADO) which Existing Nonassignable Construction Contracts (a) were entered into prior to the date of Closing, (b) are not assignable without the prior written consent of the other party(ies) thereto and such consent will not be obtained prior to the Closing, and (c) may be subject to certain payment, performance and/or maintenance bonds (the "Existing Contract Bonds") in which the surety thereto (Federal Insurance Company) would not, in connection the transactions contemplated hereby, (i) permit OLD RADO to transfer, assign or delegate its obligations or duties under the Existing Contract Bonds to NEW RADO or (ii) release OLD RADO from any of its duties or obligations under the Existing Contract Bonds. Although OLD RADO remains obligated under the Existing Nonassignable Construction Contracts and the Existing Contract Bonds following the date of Closing, NEW RADO shall from and after the date of Closing, assume any and all obligations of OLD RADO under the Existing Nonassignable Construction Contracts and the Existing Contract Bonds, and at its cost and expense, perform all remaining construction work under, and complete the Existing Nonassignable Construction Contracts. NEW RADO



                                        7

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shall receive and be entitled to any and all payments due or to become due under the Nonassignable Construction Contracts at any time on or after the date of Closing. The foregoing sentence is subject to the provisions regarding the Retainage Receivables and the costs and estimated earnings in excess of actual billings relating to the Cumberland Project in Section VI.C.2. Notwithstanding anything else to the contrary contained herein, NEW RADO agrees that OLD RADO shall not be required to obtain consents for the assignment or delegation of any rights, duties or obligations under the Existing Nonassignable Construction Contracts or Existing Contract Bonds in order to consummate the transactions contemplated or fulfill any conditions or obligations under this Agreement.


         VI. Purchase Price.

                  A. The purchase price for the Assets shall be equal to the Net Book Value of the Assets of OLD RADO as reflected on the Closing Balance Sheet (the "Purchase Price").

                  The term "Net Book Value of the Assets" as used herein shall mean the excess of (i) the aggregate net book value of the Assets as reflected on the Closing Balance Sheet, over (ii) the aggregate amount of all Assumed Liabilities reflected on the Closing Balance Sheet.

                  The "Closing Balance Sheet" shall mean a balance sheet of OLD RADO as of the close of business on the business day immediately preceding the date of Closing. The Closing Balance Sheet shall be prepared by OLD RADO from the books and records of OLD RADO in accordance with generally accepted accounting principles, consistently applied, and shall be accompanied by the review report of OLD RADO's accountants. OLD RADO and its representatives shall be afforded complete and unfettered access to the books and records of OLD RADO after Closing to enable OLD RADO to prepare the Closing Balance Sheet. For purposes thereof, the Inventory shall be valued at an amount equal to its net book value as of the date of Closing valued in the manner OLD RADO historically values its inventory. The Closing Balance Sheet shall not reflect any intangible assets or goodwill. For purposes thereof, all of the fixed assets of OLD RADO (which shall include the machinery and equipment, transportation equipment and office furniture and fixtures of OLD RADO, except for any Excluded Assets included therein) shall have a net book value of $506,000 plus the cost to OLD RADO of all fixed assets from June 21, 2002 through the date of Closing.


                                        8

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                  B. Within ninety days following the Closing, OLD RADO will deliver to NEW RADO the Closing Balance Sheet as well as a computation of the Purchase Price based thereon (the "Statement"). OLD RADO shall also furnish to NEW RADO such financial schedules and information as NEW RADO and its accountants shall reasonably require for the purposes of reviewing the calculations. If within 30 days after delivery of the Closing Balance Sheet, NEW RADO has not given written notice to OLD RADO (a "Dispute Notice") disputing such Closing Balance Sheet (a "Dispute") and indicating the basis of such Dispute and the Purchase Price claimed to be due by NEW RADO to OLD RADO, the Closing Balance Sheet and the Purchase Price set forth in the Statement shall become final and binding upon the parties. In the event that NEW RADO delivers to OLD RADO a Dispute Notice within such 30-day period, OLD RADO and NEW RADO shall use their best efforts to settle the Dispute within 30 days after the giving of such notice. Any Dispute unresolved after such 30-day period may be submitted by NEW RADO and OLD RADO to an independent accounting firm acceptable to the parties ("Independent Accounting Firm"), which firm shall use the methods and criteria and such procedures as it may deem necessary in its sole discretion to decide the Dispute, and the Independent Accounting Firm shall choose either the Purchase Price set forth in the Statement or the Purchase Price set forth in the Dispute Notice. The decision of the Independent Accounting Firm shall be final, conclusive and binding upon the parties and not subject to any appeal. The fees and expenses of the Independent Accounting Firm shall be paid by the non-prevailing party, not the prevailing party. If upon the determination of the Purchase Price, any amount is due to OLD RADO, the amount shall be paid to OLD RADO by NEW RADO within five days thereafter. If upon the determination of the Purchase Price, any amount is to be returned to NEW RADO, then such amount shall be paid by OLD RADO to NEW RADO within five days thereafter. Any such amounts shall bear interest from and after the Closing until paid at the rate of six percent (6%) per annum and shall be paid in immediately available funds.

                  C. The Purchase Price shall be payable by NEW RADO to OLD RADO, as follows:

                           1. NEW RADO shall execute and deliver to OLD RADO at
the time of Closing a promissory note of NEW RADO in the principal amount of $200,000, bearing interest at a rate of six percent (6%) per annum, in the form attached hereto as Exhibit "A". The principal amount of the note shall be payable in four (4) equal semi-annual installments, which shall be due on the six (6), twelve (12), eighteen (18), and twenty four (24) month anniversaries of the Closing.

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                           2. At any time from and after the date of Closing,
NEW RADO shall deliver to OLD RADO, upon receipt by NEW RADO, each of the following: (i) payment of any of the retained portion of OLD RADO's accounts receivable existing as of the date of Closing, a list of which shall be agreed to and initialed by the parties at the time of Closing ("Retainage Receivables"); and (ii) payment of any costs and estimated earnings in excess of actual billings as of the Closing (the "Cumberland CAEEIEAB"), attributable to or for the Cumberland Valley High School Project ("Cumberland Project"). The amount of costs and estimated earnings in excess of actual billings for the Cumberland Project, as of April 30, 2002, was $684,977.

                           3. Subject to the post-Closing adjustment pursuant to
Article VI.B., the balance of the Purchase Price shall be paid to OLD RADO by NEW RADO at the Closing in immediately available funds. Because the Closing Balance Sheet will not be available until after the Closing, NEW RADO shall deliver to OLD RADO at Closing an amount estimated to be equal to the Purchase Price as calculated by and agreed to by NEW RADO and OLD RADO based upon the most recently available balance sheet of OLD RADO ("Estimated Purchase Price"), currently contemplated to be the balance sheet dated April 30, 2002; provided, however, that such balance sheet shall be updated on an estimated basis by NEW RADO and OLD RADO as close as is possible to the date of Closing. NEW RADO and OLD RADO agree that, if based upon the December 31, 2001 balance sheet of RADO, a copy of which is attached as Schedule VI.C.3, the Estimated Purchase Price would be $1,526,000 (less an appropriate amount for the Excluded Deferred Receivables). The difference, if any, between the Estimated Purchase Price and the Purchase Price as finally determined pursuant to Section VI.A shall be paid as set forth therein.

                  D. The Purchase Price shall be allocated among the Assets as set forth in the Closing Balance Sheet. NEW RADO, OLD RADO and the Shareholder shall take all steps required to report the results of the transactions contemplated hereby for tax purposes in a manner consistent with and utilizing such allocations.

                  E. Cumberland Project Payment.

                           (i) In addition to the Purchase Price, NEW RADO shall
pay to OLD RADO the Cumberland Project Payment (hereinafter defined) on the terms and conditions as hereinafter set forth in this Section VI.E.

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                           (ii) After completion of the Cumberland Project and
receipt of the final payment therefor, OLD RADO shall deliver to NEW RADO the Cumberland Project Statement (hereinafter defined). OLD RADO shall also furnish to NEW RADO such information as NEW RADO and its accountants shall reasonably require for the purpose of reviewing the calculations of OLD RADO's accountants included in the Cumberland Project Statement. If within fifteen (15) days after delivery of the Cumberland Project Statement, NEW RADO has not given written notice to OLD RADO (a "Cumberland Project Dispute Notice") disputing such Cumberland Project Statement and the Actual Cumberland Project Profits (hereinafter defined) and the Additional Cumberland Project Excess Profits (hereinafter defined) claimed by OLD RADO therein (which Cumberland Project Dispute Notice shall contain, at a minimum, NEW RADO's accountants' calculation of the Actual Cumberland Project Profits and the Additional Cumberland Project Excess Profits), the Cumberland Project Statement and the Actual Cumberland Project Profits and Additional Cumberland Project Excess Profits set forth therein shall become final and binding upon the parties. In the event that NEW RADO delivers to OLD RADO a Cumberland Project Dispute Notice within such fifteen (15) day period, OLD RADO and NEW RADO shall use their best efforts to settle the Cumberland Project Dispute within five (5) days after the giving of such Cumberland Project Dispute Notice. Any Cumberland Project Dispute unresolved after such five (5) day period shall be submitted by NEW RADO and OLD RADO to an independent accounting firm acceptable to both parties (a "Cumberland Project Independent Accounting Firm"), which Cumberland Project Independent Accounting Firm shall use the methods and criteria and such procedures as it may deem necessary, subject to the definitions of and methodology for the Actual Cumberland Project Profits and the Additional Cumberland Project Excess Profits set forth in Section VI.E.4. hereof, to decide the Cumberland Project Dispute, and the Cumberland Project Independent Accounting Firm shall choose either (i) the Actual Cumberland Project Profits and the Additional Cumberland Project Excess Profits set forth in the Cumberland Project Statement or (ii) the Actual Cumberland Project Profits and the Additional Cumberland Project Excess Profits set forth in the Cumberland Project Dispute Notice. The decision of the Cumberland Project Independent Accounting Firm shall be final, conclusive and binding upon the parties and not be subject to any appeal. The fees and expenses of the Cumberland Project Independent Accounting Firm to decide any Cumberland Project Dispute shall be paid by the non-prevailing party, not the prevailing party.

                           (iii) Upon the final determination of the Actual
Cumberland Project Profits and the Additional Cumberland Project Excess Profits under Section VI.E.2. hereof, NEW RADO shall pay to OLD RADO an amount equal to eighty-five percent (85%) of the Additional Cumberland Project Excess Profits (the "Cumberland Project Payment Base Amount") and interest, if any, required


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under this Section VI.E.3. (collectively, the "Cumberland Project Payment"), within two (2) business days after the final determination of the Actual Cumberland Project Profits and the Additional Cumberland Project Excess Profits under Section VI.E.2. hereof. If (i) a Cumberland Project Dispute occurs and is submitted to a Cumberland Project Independent Accounting Firm for determination and (ii) the Cumberland Project Independent Accounting Firm determines the Actual Cumberland Project Profits and the Additional Cumberland Project Excess Profits to be the Actual Cumberland Project Profits and the Additional Cumberland Project Excess Profits set forth in the Cumberland Project Statement, then NEW RADO shall pay to OLD RADO interest on the Cumberland Project Payment Base Amount at six percent (6%) per annum from (x) the date of delivery of the Cumberland Project Statement by OLD RADO to NEW RADO to (y) the date of payment of the Cumberland Project Payment.

                           (iv) For purposes of this Agreement, the "Cumberland
Project Statement" shall mean a statement, prepared by OLD RADO's accountants, which includes the computation, in reasonable detail, of (A) the Actual Cumberland Project Profits, which Actual Cumberland Project Profits are calculated in accordance with (i) the prior practices of OLD RADO in calculating gross profits less indirect costs on completed construction projects and (ii) the methodology used by OLD RADO in calculating the Estimated Cumberland Project Profits and (B) the Additional Cumberland Project Excess Profits. For purposes of this Agreement, the "Actual Cumberland Project Profits" shall mean the actual gross profits (which shall be based on amounts actually received on the Cumberland Project) on the Cumberland Project less indirect costs, each as determined in accordance with (x) the prior practices of OLD RADO in the calculation thereof on completed construction projects and (y) the methodology used by OLD RADO in calculating the Estimated Cumberland Project Profits. The parties hereto agree and acknowledge that the "Estimated Cumberland Project Profits" (i) represent the estimate of the total gross profits less indirect costs on the Cumberland Project at the time of the bid (including change orders through the date hereof) on the Cumberland Project, calculated in accordance with the prior practices used by OLD RADO in calculating gross profits less indirect costs on completed construction projects, and (ii) shall be $564,441 for the purposes of this Agreement. For purposes of this Agreement, the "Additional Cumberland Project Excess Profits" shall mean the difference between
(aa) the Actual Cumberland Project Profits and (bb) the Estimated Cumberland Project Profits. The parties hereto agree and acknowledge that, as of the date hereof, it is estimated that, as of the date hereof, the final Additional Cumberland Project Excess Profits will be between $500,000 and $700,000.

         VII. Employment Agreements and Moro Guaranty.

                  A. At the time of Closing, NEW RADO and Antonio D. Rado shall execute and deliver an employment agreement in the form attached hereto as Exhibit "B". The employment agreement shall appoint him as President and Chief Executive Officer of NEW RADO, provide for a salary of $150,000 per annum, provide for company paid health insurance and inclusion in the company's 10% defined contribution money purchase plan, provide for four weeks of paid vacation per year, and cover a period of two (2) years subsequent to Closing. Antonio D. Rado shall participate in NEW RADO's Profit Sharing Plan during years 2002 and 2003 and during the four month period ended April 30, 2004 and NEW RADO's voluntary contribution thereunder shall be based upon his base salary at the annualized rate of $150,000. The agreement shall also provide for (i) the payment of a signing or deferred compensation bonus in the amount of $100,000 by NEW RADO to Antonio D. Rado on each of the first, second and third annual anniversaries of the Closing, which payments shall not be affected or modified by the termination of Antonio Rado's employment relationship with NEW RADO, and
(ii) an additional signing or deferred compensation bonus in the amount of $300,000 to be paid by NEW RADO to Antonio D. Rado in three equal installments of $100,000 on the fourth, fifth, and sixth annual anniversaries of the Closing, which payments shall be evidenced by a non-interest bearing promissory note and shall not be affected or modified by the termination of Antonio D. Rado's employment relationship with NEW RADO. The employment agreement shall also contain provisions regarding the Profit Participation Payments (as defined therein) to be paid by NEW RADO to Antonio D. Rado. At the time of Closing, David W. Menard and Jacqueline J. Menard shall execute and deliver to Antonio D. Rado the Limited Guaranty in the form of Exhibit "C" hereto pursuant to which each of them shall jointly and severally guarantee the three annual payments of $100,000 due by NEW RADO under the promissory note and the $100,000 payment of the bonus due on the third annual anniversary of the Closing.

                  B. At the time of Closing, NEW RADO and Lucy M. Rado shall execute and deliver an employment agreement in the form attached hereto as Exhibit "D". The employment agreement shall provide for a salary of $50,000 per annum, provide for company paid health insurance and inclusion in the company's 10% defined contribution money purchase plan, provide for four weeks of paid vacation per year, and cover a period of one (1) year subsequent to Closing. Lucy M. Rado shall participate in NEW RADO's Profit Sharing Plan during the entire term of her employment under her employment agreement and NEW RADO's voluntary contribution thereunder for each twelve (12) month period thereunder shall be based upon her base salary at the annualized rate of $50,000.

                  C. At the time of Closing, Moro Corporation shall execute and deliver a Guaranty Agreement in the form attached hereto as Exhibit "E" which shall cover all of the monies owed or to be paid by and obligations of NEW RADO to Antonio D. Rado, Lucy M. Rado or OLD RADO under this Agreement and any other agreement or transaction contemplated hereby.

         VIII. Non-Compete Agreements. At the time of Closing, Antonio D. Rado and Lucy M. Rado shall each execute and deliver in favor of NEW RADO a non-compete agreement in the forms attached hereto as Exhibit "F".

         IX. Real Property Lease. At the time of Closing, and as a condition thereof, each of NEW RADO and RAM Buildings shall execute and deliver a lease agreement in form and substance reasonably acceptable to each of them ("Lease Agreement"), covering the premises located at 20 Industrial Drive, Bloomsburg, Pennsylvania ("Premises"). The Lease Agreement shall provide for an initial five year term with a five year renewal option, plus an option to purchase the property at fair market value exercisable at any time during the initial five year term. The rent shall be $120,000 per year payable in monthly installments and in addition, NEW RADO shall be responsible for real estate taxes, utilities and customary insurance coverage. The Lease Agreement shall also provide for an option in favor of David W. Menard (or any of his affiliates) (i) to purchase the Premises for the sum of $1,150,000 exercisable at any time during the first 120 days following the Closing; and (ii) to purchase that certain parcel of land adjacent to the Premises and owned by RAM Buildings (the "Adjacent Property") for $75,000 exercisable at any time within 120 days following the Closing. The Lease Agreement shall provide for, and any option granted with respect to the Premises shall be subject to, the agreement by NEW RADO or the purchaser, as applicable, permitting OLD RADO or its affiliates or any assignee of such right to pass through the parking lot of the Premises in order to have access to the Adjacent Property.

         X. Accounts Receivable and Excluded Deferred Receivables.

                  1. NEW RADO shall have the right to and authority to collect for its own account all accounts receivable of OLD RADO and other items which shall be transferred to NEW RADO as part of the Assets and to endorse with the name of OLD RADO any checks received on account of any such receivable or other items. Other than the Retainage Receivables which are described in Section VI.C.2, OLD RADO shall promptly transfer and deliver to NEW RADO any cash or other property which OLD RADO may receive following Closing in respect of such receivable or other items. NEW RADO shall use its best efforts following Closing to collect for the account of OLD RADO any Retainage Receivables, and shall promptly transfer and deliver to OLD RADO any cash or other property which NEW RADO may receive in respect of such Retainage Receivables ("Collections"), provided that "promptly" in this case shall mean that the transfer and delivery by NEW RADO to OLD RADO of any Collections shall be effected within fifteen (15) days of NEW RADO's receipt thereof. All sums collected by NEW RADO from customers who owe Retainage Receivables shall be applied first in payment of the Retainage Receivables on a "FIFO" basis.

                  2. The parties hereto agree and acknowledge that the Excluded Deferred Receivables are and shall remain the property of OLD RADO. NEW RADO shall use its best efforts following the Closing to collect, for the account of OLD RADO, any Excluded Deferred Receivables. In the event that NEW RADO receives any payment of any kind or character (including without limitation cash and other property) on any Excluded Deferred Receivables, NEW RADO will: (I) notify OLD RADO immediately thereof; (ii) receive the same in trust for OLD RADO; and
(iii) will immediately pay, transfer and deliver the same to OLD RADO. NEW RADO shall make any and all endorsements and assignments necessary or desirable, as determined in the sole discretion of OLD RADO, to effect the payment, transfer and delivery of the Excluded Deferred Receivables to OLD RADO. If NEW RADO fails to make any such endorsements or assignments, OLD RADO is appointed attorney for NEW RADO with full power of substitution to make any such endorsements or assignments. Such power of attorney is coupled with an interest and irrevocable. Notwithstanding anything to the contrary contained herein, any and all such cash or other property received by NEW RADO following the Closing on account of accounts receivables owed by customers which include Excluded Deferred Receivables shall be applied first in payment on the Excluded Deferred Receivables, and then to any remaining balance of the accounts receivables owed by such customers.

         XI. Closing. The Closing of all of the transactions under this Agreement (the "Closing") will commence at 11:00 A.M., Philadelphia, Pennsylvania time, on August 27, 2002, unless NEW RADO and OLD RADO shall have agreed on another date and time in writing. In the event that either NEW RADO or OLD RADO is entitled not to close on the scheduled date because a condition to the Closing set forth in Articles XVI or XVII hereof has not been met (or waived by the party or parties entitled to waive it), such party may postpone the Closing from time to time, by giving at least five days notice to the other party, until the condition has been met (which all parties will use their best efforts to cause to happen), but in no event to a date later than August 31, 2002, unless extended by mutual agreement. The place of Closing will be at the offices of Lurio & Associates, P.C., Suite 2340, 2005 Market Street, Philadelphia, PA 19103, or such other place as NEW RADO and OLD RADO shall mutually agree upon in writing. The sale of Assets hereunder shall be effective as of the close of business on the day immediately prior to the date of Closing.

         XII. Representations and Warranties of OLD RADO. OLD RADO and the Shareholder, jointly and severally, hereby represent and warrant to NEW RADO, as follows:

                  A. Corporate Organization. OLD RADO is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now being conducted. OLD RADO is not required to be qualified to do business in any other jurisdictions. OLD RADO has previously delivered to NEW RADO complete and correct copies of the Articles of Incorporation and By-laws, including all amendments to the date hereof, of OLD RADO. The Shareholder is the sole record and beneficial owner of all of the issued and outstanding capital stock of OLD RADO.

                  B. Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of OLD RADO and by the Shareholder of OLD RADO and no other corporate proceedings on the part of OLD RADO are necessary to authorize this Agreement or to carry out the transactions contemplated hereby. OLD RADO and the Shareholder have the right, power and authority to enter into and perform this Agreement. This Agreement constitutes the valid and binding agreement of OLD RADO and the Shareholder, assuming that this Agreement is the valid and legally binding agreement of NEW RADO and all other parties hereto, enforceable in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and subject to the discretion of a court in granting equitable remedies.

                  C. Conflicts with Instruments. Neither the execution or delivery of this Agreement by OLD RADO, or the consummation of the transactions contemplated by this Agreement by OLD RADO, nor the compliance with the terms of this Agreement by OLD RADO will: (i) conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws, as amended, of OLD RADO;
(ii) except for consents or waivers required under certain agreements, leases, or other instruments or documents which are specifically set forth in Schedule XII.C attached hereto, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination, give others a right of termination, acceleration or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of OLD RADO, or result in being declared void, voidable or without further binding effect any of the terms, conditions or provisions of any material lease, material agreement or other material instrument or commitment or obligation to which OLD RADO is a party, or by which its properties may be bound or affected; or (iii) except for violations which would not have a Material Adverse Effect, violate any order, writ, injunction, decree, judgment or ruling of any court or administrative or governmental body or agency or arbitration tribunal, or violate any material provision of any material permit, license, certificate or registration to which OLD RADO is subject or pursuant to which it conducts business, or any law, rule or regulation. For purposes of this Agreement, a "Material Adverse Effect" shall mean any material adverse change in, or effect on the financial condition, business or the results of operations of OLD RADO.

                  D. No Violation. OLD RADO has not been given notice of, nor does there exist, to the best of their knowledge, any outstanding violation of any applicable law, statute, order, rule, regulation, policy or guideline promulgated, or judgment entered by any federal, state or local court or administrative or governmental authority or arbitration tribunal which would materially adversely affect OLD RADO or its business, or any of its properties.

                  E. Financial Statements. OLD RADO has delivered to NEW RADO its financial statements together with its accountant's audit report thereon as of and for the fiscal years ended December 31, 1998, December 31, 1999, December 31, 2000 and December 31, 2001, and its unaudited financial statements as of and for the four months ended April 30, 2002, all of which are attached hereto as
Schedule XII.E (the "Financial Statements"). The Financial Statements have been prepared from and are in accordance with the books and records of OLD RADO and present fairly the financial position of OLD RADO as of the dates indicated, and the results of operations for the periods indicated, and are true and correct in all material respects. The Financial Statements have been prepared in conformity with generally accepted accounting principles, consistently applied. Except as set forth in Schedule XII.E or in the Financial Statements, since April 30, 2002, OLD RADO has not incurred any cost, expense, obligation or liability, whether accrued, absolute, contingent or otherwise, except obligations incurred in the ordinary course of business. Except as reflected on the Financial Statements or the Schedules hereto and except as incurred in the ordinary course of business, OLD RADO has no liabilities or obligations of any kind, known or unknown, whether accrued, absolute, contingent or otherwise.

                  F. Legal Proceedings. Except as set forth in Schedule XII.F, OLD RADO has not received written notice of any claim or proceeding (including any arbitration proceeding) pending against, relating to or affecting OLD RADO (or any of its officers or directors in connection with the business or affairs of OLD RADO). To the best of their knowledge, there are no such claims or proceedings pending challenging the validity or propriety of the transactions contemplated by this Agreement. Except as set forth in Schedule XII.F, OLD RADO is not subject to any judgment, order, decree, administrative ruling or other judicial or administrative mandate or arbitration proceeding specifically directed against OLD RADO. Except as set forth in Schedule XII.F, OLD RADO has not received written notice from any governmental or administrative authority contending that OLD RADO has not conducted, and, to the best of their knowledge, OLD RADO has conducted, its business in all material respects, in accordance with all applicable material federal, state and local laws and regulations including any Environmental Laws (as defined in Article XII.P), except for any noncompliance therewith that would not have a Material Adverse Effect.

                  G. Licenses and Trademarks. OLD RADO (i) has all permits, approvals, authorizations, consents, licenses, certificates and registrations which are material to the conduct of its business, all of which are valid and in full force and effect in accordance with their terms and all of which are set forth in Schedule XII.G, and (ii) owns or possesses adequate rights to use all trade names, trademarks, and copyrights and all technology, processes, computer programs, know-how and formulae which are material to the conduct of its business and to their knowledge, the use thereof does not violate or infringe upon the rights of any other party.

                  H. Title to Properties and Related Matters. OLD RADO has title, leasehold and license rights, as applicable, to each and every Asset. Except as set forth in Schedule XII.H, all such Assets are held free and clear of liens, pledges, claims, charges, security interests or other encumbrances and are not subject to any rights of way, building or use restrictions, exceptions, variances, or reservations. Except as set forth in Schedule XII.H, all of the accounts receivables of OLD RADO have been incurred in the ordinary course of business. The Assets, including the equipment, fixtures, machinery, and personal property, together with the real estate lease covering the Premises, comprise substantially all of the operating assets used in the conduct of the business as currently conducted.

                  I. Taxes and Tax Returns. OLD RADO has duly filed, or obtained extensions to file, all federal, state, county, and local tax returns required to be filed by it (the "Tax Returns") and has duly paid all taxes (including required estimated taxes), assessments and other governmental charges or impositions (including any interest or penalties) which are due and payable (the "Taxes"). Except as set forth in Schedule XII.I, and to the best of their knowledge, there are no claims asserted for Taxes, nor are there outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return for any period. Except as set forth in Schedule XII.I, and to the best of their knowledge, OLD RADO has withheld proper and accurate amounts from its employees' compensation in substantial compliance with all withholding and similar provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and any and all other applicable laws, statutes, codes, ordinances, rules and regulations. Except as set forth in Schedule XII.I, and to the best of their knowledge, OLD RADO has not received any notice of assessment or proposed assessment by the Internal Revenue Service or any other taxing authority in connection with any Tax Returns and there are no pending tax examinations of or tax claims asserted against OLD RADO. Complete copies of the income tax returns of OLD RADO for the five fiscal years ending December 31, 2001, as filed with the Internal Revenue Service ("IRS") and all state taxing authorities, signed by an officer of OLD RADO, and all audit reports received by OLD RADO during the last five years and issued by the IRS or state taxing authorities and all consents and agreements entered into during the last five years with the IRS or state taxing authorities, are attached hereto as Schedule XII.I.

                  J. Agreements. Except for this Agreement and the transactions, instruments, agreements, and documents contemplated under this Agreement and as listed in Schedule XII.J or any other Schedule attached hereto, OLD RADO is not a party to any written or oral: (a) contract with any labor union; (b) contract for the future purchase of fixed assets other than in the ordinary course of business; (c) contracts for the future purchase of materials, supplies or equipment other than in the ordinary course of business; (d) contract for the employment of any officer, individual employee or other person on a full-time basis or any contract with any person on a consulting basis; (e) bonus, pension, profit-sharing, retirement, stock purchase, stock option, hospitalization, medical insurance or similar plan, contract or understanding in effect with respect to employees or any of them or the employees of others; (f) agreement or indenture relating to the borrowing of money or to the mortgaging, pledging or otherwise placing of a lien on any Assets; (g) guaranty of any obligation for borrowed money or otherwise; (h) material lease or agreement under which OLD RADO is lessee of or holds or operates any property, real or personal, owned by any other party; (i) material lease, license or other agreement under which OLD RADO is lessor of, or permits any third party to hold or operate any property, real or personal, owned or controlled by it; (j) agreement or other commitment for capital expenditures in excess of normal operating requirements; (k) contract, agreement or commitment under which OLD RADO is obligated to pay any broker's fees, finder's fees or any such similar fees; (l) contract, agreement, or commitment under which OLD RADO is required to supply goods or products to any customer or other person other than in the ordinary course of business; or
(m) any other contract, agreement, arrangement or understanding which is material to the business of OLD RADO (each of the foregoing being referred to collectively herein as "Contracts"). OLD RADO has furnished or made available to NEW RADO true and correct copies of all such written Contracts. To the best of their knowledge, all Contracts are valid and in full force and effect on the date hereof, and OLD RADO has not breached any material provision of, or is in default under any material provisions of, any Contract.

                  K. Absence of Changes. Except as set forth in Schedule XII.K and the transactions contemplated by this Agreement, since April 30, 2002, there has not been: (a) any material adverse change in the financial condition, results of operations, assets, liabilities or business of OLD RADO; (b) any material liability or obligation of any nature whatsoever (contingent or otherwise) incurred by OLD RADO, other than current liabilities or obligations incurred in the ordinary course of business; (c) any Asset made subject to a lien of any kind; (d) any waiver of any valuable and material right of OLD RADO, or the cancellation of any material debt or claim held by OLD RADO; (e) any mortgage, pledge, sale, assignment or transfer of Assets except in the ordinary course of business; (f) any damage, destruction or loss (whether or not covered by insurance) which materially adversely affects or may materially adversely affect the Assets; (g) any change in the accounting methods or practices followed by OLD RADO; or (h) any other event, development or condition, of any character, or threat of the same (excluding macro economic conditions generally affecting the business), which materially adversely affects the business or business prospects of OLD RADO.

                  L. Employee Benefit Plans.

                           (i) Except as set forth on Schedule XII.L, OLD RADO
does not sponsor, maintain, administer or contribute to: (i) any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA")) (a "Retirement Plan"), (ii) any plan or arrangement providing health (medical, dental or vision), disability, life, accident, legal aid, dependent care, supplemental unemployment or education benefits; any plan or contract providing for benefits on severance or termination of employment, reduction of hours, change in employment category or similar event; any program providing for paid time off (including holiday pay, sick leave, vacation, leave of absence, disability); any fringe benefit (including company cars); or any employee welfare benefit plan (as defined in Section 3(1) of ERISA) not included in the foregoing categories (a "Welfare Plan"), and (iii) any contract, policy or practice relating to employment; any contract, policy or practice providing payments or benefits upon a change in control, management or ownership; any stock option, stock purchase, stock appreciation or stock ownership plan; any bonus, performance or incentive compensation plan; or any contract, policy or practice providing compensation or benefits not included in the foregoing categories or in subsections (i) or (ii) above (a "Benefit Arrangement"). All Retirement Plans, Welfare Plans and Benefit Arrangements sponsored, maintained, administered or contributed to by OLD RADO are hereinafter collectively referred to as "Employee Benefit Plans."

                           (ii) Except for Employee Benefit Plans with respect
to unions and union employees, with respect to each Employee Benefit Plan, OLD RADO has delivered or made available to NEW RADO true, correct and complete copies, including any and all amendments thereto, of the following (to the extent applicable): (i) the Plan document and amendments of the Plan document (or, if no written plan document exists, a description thereof), (ii) the current and all prior Summary Plan Descriptions and any employee communications describing the terms or operations of the Plan, (iii) the three most recently filed Form 5500s including all schedules thereto and any related accountant's reports, (iv) the determination letters issued by the IRS, (v) the three most recent actuarial valuations (in the case of a defined benefit plan) or most recent allocation reports (in the case of a defined contribution plan), (vi) any current or prior collective bargaining agreements or other contracts requiring contributions to such Plan, and (vii) any current or prior employee handbooks or policy manuals which refer to such Plan.

                           (iii) Except as set forth in Schedule XII.L, the
assets of OLD RADO are not subject to any liens under ERISA or the Internal Revenue Code, and no event has occurred, and no condition exists, which could subject OLD RADO or its assets to a future liability, obligation or lien on account of any Controlled Group Benefit Plan. For purposes of this subsection, a Controlled Group Benefit Plan means any Employee Benefit Plan which OLD RADO maintains or at any time maintained, or to which OLD RADO has at any time contributed or been obligated to contribute.

                           (iv) OLD RADO contributes only to those multi-
employer pension plans ("Multi-Employer Plans") identified in Schedule XII.L. Except as set forth in Schedule XII.L., with respect to each such Multi-Employer Plan (A) all required contributions have been paid to date and (B) OLD RADO has not incurred any partial or total withdrawal liability thereunder as defined in MEPPAA.

                           (v) To OLD RADO's knowledge, each Employee Benefit
Plan is, and has at all times been, administered, maintained and operated in compliance with its terms and in compliance with the applicable provisions of the Internal Revenue Code, ERISA and all other federal, state and local laws (and all rules and regulations promulgated or proposed thereunder).

                           (vi) To its knowledge, OLD RADO has performed all
material obligations required to be performed by it by the terms of each Employee Benefit Plan (including, but not limited to, filing all governmental returns or reports on a timely basis), and all contributions or payments deducted by OLD RADO for tax purposes were properly deductible in the year for which such deductions were claimed. To its knowledge, OLD RADO has made no non-deductible contributions (within the meaning of Code Section 4972) to any Employee Benefit Plan.

                           (vii) To OLD RADO's knowledge, there are no actions,
proceedings, investigations or claims of any kind (other than routine benefit claims made in the ordinary course), including claims for civil penalties, pending or threatened, against any person or entity with respect to any aspect of the terms or operations of any Employee Benefit Plan, and no events or omissions have occurred which could give rise to any such actions, proceedings, investigations or claims. To OLD RADO's knowledge, there have been no audits or investigations of any Employee Benefit Plan by any governmental agency.

                           (viii) To OLD RADO's knowledge, each Retirement Plan
that is or was intended to constitute a qualified plan under Section 401(a) of the Code is, and has at all times been, qualified, in form and operation, under
Section 401(a) of the Code and is the subject of a favorable determination letter from the IRS.

                           (ix) To OLD RADO's knowledge, except as set forth in
Schedule XII.L, with respect to any Retirement Plan (whether or not terminated) which is a defined benefit plan (as defined in Section 3(35) of ERISA) (including, for this purpose, any Controlled Group Benefit Plan which is a Retirement Plan): (i) OLD RADO has not incurred or would not incur any liability to the Pension Benefit Guaranty Corporation ("PBGC"), the Retirement Plan, Plan participants or any other person or entity on account of the termination of such Retirement Plan or a withdrawal therefrom, (ii) the fair market value of the net assets of such Plan equal or exceed both the "benefit liabilities" of the Plan for purposes of ERISA Section 4041 and the present value of all projected benefit obligations (including, but not limited to, any early retirement or other subsidy) calculated in accordance with Statement No. 87 of the Financial Accounting Standards Board, based on the actuarial methods, tables and assumptions that are no more favorable to the Plan than the actuarial methods, tables and assumptions that would be used by the PBGC in terminating an underfunded single employer plan on the date of such calculation, (iii) there have not been any "reportable events" (as defined in Section 4043 of ERISA) with respect to which the 30 day notice requirement has not been waived, (iv) the funding method for such Plan and the actuarial assumptions used in connection with the funding of such Plan satisfy the requirements of Section 412 of the Internal Revenue Code and Section 302 ERISA, and (v) such Plan does not have any unfunded past service liabilities.

                           (x) With respect to any Retirement Plan which is
unfunded (but not underfunded), and except for Multi-Employer Plans included therein, OLD RADO has adequately provided for, and its financial statements accurately reflect (in accordance with generally accepted accounting principles consistently applied), the amount of all accrued benefits under such Plan, and such accrued benefits were computed based on actuarial methods, tables and assumptions, each of which is itself reasonable.

                           (xi) Except as set forth in Schedule XII.L and to OLD
RADO's knowledge, no Controlled Group Benefit Plan provides health, medical or similar benefits to retirees or other former employees or their beneficiaries (except to the extent required under ERISA Sections 601-608).

                           (xii) The consummation of the transactions
contemplated by this Agreement will not (i) entitle any current or former employee or officer of OLD RADO to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or any other transaction or document contemplated hereby, including the Schedules attached hereto, (ii) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer except as expressly provided in this Agreement or in any other transaction or document contemplated hereby, including the Schedules attached hereto, or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption does not apply.

                  M. No Defaults. OLD RADO is not in default in any material respect beyond applicable grace, notice and cure periods under any material lease agreement, contract, purchase order or other instrument or agreement to which it is a party or by which it or any of its property is bound or affected, except for defaults which would be caused as a result of the transactions contemplated under this Agreement or which would not have a Material Adverse Effect. To the best of their knowledge, there exists no condition, event or act which constitutes, or which after notice, lapse of time or both could constitute, a default by OLD RADO under any of the foregoing, except for defaults which would be caused as a result of the transactions contemplated by this Agreement or which would not have a Material Adverse Effect.

                  N. Compensation Arrangements.

                           (i) Schedule XII.N contains a correct list setting
forth the names of all persons who are employed by OLD RADO, together with (i) a statement of the current rate of pay (to the extent ascertainable) to or in respect of each such person for services rendered or to be rendered in the current year and the basis therefor, (ii) an indication of the method by which each is compensated (e.g. salary plus commission, straight commission, draw against commission), (iii) their job descriptions, union affiliation, and a list of any employment or other agreements pursuant to which such compensation was or is to be paid (copies of which have been made available to NEW RADO), and (iv) the names and titles of all directors and officers of OLD RADO.

                           (ii) Except as set forth in Schedule XII.N hereto,
OLD RADO is not a party to any representation or labor contract. Except as set forth in Schedule XII.N, OLD RADO is not in breach of any provision of any such contract and to their knowledge, no strike or work interruption by any of its employees is planned, under consideration, threatened or imminent. Complete and correct copies of any labor or representation contract to which OLD RADO is a party have been heretofore delivered or made available to NEW RADO. Except as set forth in Schedule XII.N, at no time during the past five (5) years has OLD RADO experienced any threats of strikes, work stoppages or demands for collective bargaining by any union or labor organization or any other group or other organization of employees, and grievances, disputes or controversies with any union or any other group or any other organization of employees or any pending or threatened court or arbitration proceedings involving an employment grievance, dispute or controversy.

                  O. Consents, etc.. Except as described in Schedule XII.C and subject to Section XII.C, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body or any other person or entity is required for or in connection with the execution or delivery of this Agreement by OLD RADO or the consummation by OLD RADO of the transactions contemplated hereby, except for those consents, authorizations, orders, approvals, filings or registrations which would not have a Material Adverse Effect on the transactions contemplated by this Agreement.

                  P. Environmental Laws. Any and all material permits, licenses and other authorizations which are required under federal, state, local, or other laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes ("Environmental Laws") have been obtained by OLD RADO in respect of the business currently conducted by it. To their knowledge, OLD RADO is in compliance, in all material respects, with all terms and conditions of the required material permits, licenses and authorizations in connection with the business conducted by it, and is also complying, in all material respects, with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. To their knowledge, there have been no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans of OLD RADO which would interfere with or prevent continued compliance, or which may give rise to any material common law or statutory legal liability or obligation, or otherwise form the basis of any material claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste material.

                  Q. Insurance. Schedule XII.Q contains a true, complete and correct list of all insurance policies in force in which OLD RADO is named as an insured, and for which OLD RADO has paid any premium, and which insure any of the Assets or the Premises, or cover any liabilities of the business, and states for each such policy the name of the insurer, type and amount of coverage, deductible amounts, if any, expiration date and the annual premium amount. Such policies are in full force and effect and all premiums with respect to such policies are currently paid.

                  R. Related Party Obligations. Except as set forth on Schedule XII.R, OLD RADO has no obligation, liability or commitment (contingent or otherwise) to or from any past or present officer, director, or shareholder or any party related to, controlling, controlled by or under common control with any of the foregoing.

                  S. Books and Records. OLD RADO has made available to NEW RADO and its representatives all of its tax, accounting, corporate and financial books and records, whether in written, electronic or other form. All such books and records are materially complete and materially correct, have been maintained on a current basis, and fairly reflect the basis for OLD RADO's financial condition and results of operations.

For the purposes hereof, the knowledge of OLD RADO shall mean the actual knowledge of either Antonio D. Rado or Lucy M. Rado. For purposes hereof, the knowledge of the Shareholder shall mean the actual knowledge of Antonio D. Rado.

         XIII. Covenants of OLD RADO and the Shareholder.

                  A. Each of OLD RADO and the Shareholder covenants and agrees that from the date of the execution and delivery of this Agreement, to the date of the Closing:

                           1. OLD RADO shall continue to conduct its business in
the ordinary course and in the same manner as heretofore, and will use reasonable, diligent commercial efforts to preserve its business organization intact and keep available to NEW RADO the services of its present employees and preserve the goodwill of customers and suppliers and others having business relations with OLD RADO. OLD RADO shall maintain the Assets in their condition as of the date hereof, subject to ordinary wear and tear. It is the intent of NEW RADO and NEW RADO agrees to extend employment offers, such that after Closing all of the present employees of OLD RADO would continue to be employees of NEW RADO at their present pay scales and employee benefits (including without limitation the benefits under OLD RADO's Blue Cross Plan, the OLD RADO Money Purchase Pension Plan, and the OLD RADO Profit Sharing Plan (as such terms are defined in the Schedules to this Agreement).

                           2. OLD RADO shall give to NEW RADO and its
representatives full access during normal business hours, and on reasonable prior notice, to all of the Assets, books, records, employees and payroll lists and records, agreements, and documents of OLD RADO, including, without limitation, all of the books of account and business records or other writings, computer data and information, computer programs, sales invoices and credit memos, ledgers, journals, bank statements, canceled checks, deposit slips, tax returns, tax assessments and notices, claims by or against OLD RADO, judgments, financing statements, security agreements, liens, computer runs, marketing and promotional plans, promotional or pricing allowances, price lists, credits, rebates, and/or discounts, payment and credit terms with suppliers and customers, customer complaints and claims, and insurance claims, wherever located (collectively hereinafter the "Books and Records"). OLD RADO will furnish to NEW RADO all information with respect to the affairs of OLD RADO which NEW RADO may from time to time reasonably request, and NEW RADO and its representatives may, prior to the Closing, make such examination and investigation of said Books and Records and of its properties, assets, and business, as NEW RADO deems necessary or advisable, and examining the Premises, and may examine any financial statements, including without limitation, internally prepared financial statements or management reports, and the work papers of the accountant or accountants employed by or servicing the Books and Records and business of OLD RADO for all periods prior to the Closing. The mere fact of such examination or investigation by NEW RADO or its representatives, however, shall not, of itself, affect the representations, warranties or covenants hereunder of either OLD RADO or the Shareholder, unless NEW RADO has
(a) obtained actual knowledge as a result of such investigation or examination which is contrary to any such representation, warranty, or covenant and (b) discloses such actual knowledge to OLD RADO and the Shareholder. From and after the date hereof, NEW RADO shall have the right, on reasonable prior notice, to have one or more of its representatives present on the business premises of OLD RADO during normal business hours.

                           3. OLD RADO shall not, without first obtaining the
written consent of NEW RADO: (1) make any commitment, or enter into any transaction, which materially and adversely affects the Assets; (2) enter into any agreement with respect to or affecting the Assets, other than in the ordinary and usual course of its business, which does not terminate or is not terminable without penalty by OLD RADO prior to the Closing; (3) further encumber, lien or grant a security interest in any of the Assets; (4) make any loans or advances or assume, guarantee, endorse or otherwise become responsible for the obligations of any other person or entity which would affect in any manner the Assets; (5) cancel, amend or terminate any existing agreement relating in any manner to the business, except in the ordinary and usual course of its business or as otherwise required by this Agreement; (6) enter into or terminate any contract, agreement, plan, or lease, or make any change in any of its contracts, agreements, plans or leases, other than in the ordinary and usual course of its business; (7) make any changes in its authorized, issued or outstanding capital stock, and make no material amendment to or change its Articles of Incorporation or By-laws; (8) not dispose of or agree to dispose of, any assets, real, personal, or intangible, except in the ordinary course of business; and (9) make no change to any of its contracts with, nor enter into any agreements granting any additional benefits to, any director, employee, shareholder, or consultant, except in the ordinary course of business.

                           4. OLD RADO will, through the date of Closing, keep
in force and undiminished its existing insurance in connection with the Assets and in connection with the Premises. Prior to Closing, all risk of loss, damage or destruction to all or part of the Assets or such Premises shall be borne exclusively by OLD RADO.

                           5. OLD RADO shall carry on its business substantially
in the same manner as heretofore and will make or institute no unusual or novel methods of distribution, purchase, sale, management or operation of its business, including but not limited to the payment or non-payment of its debts or liabilities, other than in the ordinary course of its business.

                           6. The Shareholder shall not transfer, assign,
encumber, hypothecate, sell, or transfer any interest whatsoever in any of the capital stock of OLD RADO.

                  B. From and after the Closing, OLD RADO shall, at no cost or expense to OLD RADO, furnish all financial information reasonably necessary for, and shall cooperate with NEW RADO with respect to, the preparation after the date of Closing of such financial statements relating to the Assets as NEW RADO is required to prepare.

                  C. Prior to or immediately after the execution of this Agreement, OLD RADO shall, at its sole cost and expense, cause a reputable search company to issue and deliver to NEW RADO prior to twenty days after the date hereof, a certificate of such search company or other evidence reasonably satisfactory to NEW RADO that a central and local search has been made of the records wherein financing statements and security agreements, or the local equivalents thereof, are filed under the applicable Uniform Commercial Code or comparable local law, as well as for judgments, judgment liens and all tax liens. Such certificate shall identify all security interests and liens of any kind or nature whatsoever and wherever located that are claimed by any person against any of the Assets.

                  D. Phase One Audit. Prior to or promptly after the execution and delivery hereof, OLD RADO shall, at its sole cost and expense, obtain a current phase one environmental audit ("Phase One Audit") of the Premises. The results of such Phase One Audit, including a copy of any and all reports, letters, or other documents produced in connection therewith, shall be delivered to NEW RADO.

         XIV. Representations and Warranties of NEW RADO to OLD RADO and the Shareholder. NEW RADO hereby represents and warrants to OLD RADO and the Shareholder, as follows:

                  A. Corporate Organization. NEW RADO is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania with all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now being conducted. Moro Corporation is the sole record and beneficial owner of all of the issued and outstanding capital stock of NEW RADO.

                  B. Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors and, if necessary, the sole shareholder, of NEW RADO and no other corporate proceedings on the part of NEW RADO are necessary to authorize this Agreement or to carry out the transactions contemplated hereby. NEW RADO has the right, power and authority to enter into and perform this Agreement. This Agreement constitutes the valid and binding agreement of NEW RADO enforceable in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and subject to the discretion of a court in granting equitable remedies.

                  C. Conflicts with Instruments. Neither the execution or delivery of this Agreement by NEW RADO, or the consummation of the transactions contemplated by this Agreement by NEW RADO, nor the compliance with the terms of this Agreement by NEW RADO will: (i) conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws, as amended, of NEW RADO; or (ii) violate any order, writ, injunction, decree, judgment or ruling of any court or administrative or governmental body or agency or arbitration tribunal, or violate any material provision of any permit, license, certificate or registration to which NEW RADO is subject or pursuant to which it conducts business, or any law, rule or regulation.

                  D. No Violation. NEW RADO has not been charged with or given notice of, nor does there exist, to the best of its knowledge, any outstanding violation of any applicable law, statute, order, rule, regulation, policy or guideline promulgated, or judgment entered by any federal, state or local court or administrative or governmental authority or arbitration tribunal which would materially adversely affect NEW RADO or its business, or any of its properties or the consummation of the transactions contemplated by this Agreement.

                  E. Legal Proceedings. NEW RADO has not received written notice of any claim or proceeding (including any arbitration proceeding) pending against, relating to or affecting NEW RADO (or any of its officers or directors in connection with the business or affairs of NEW RADO). To the best of its knowledge, there are no such claims or proceedings pending challenging the validity or propriety of the transactions contemplated by this Agreement. NEW RADO is not subject to any judgment, order, decree, administrative ruling or other judicial or administrative mandate or arbitration proceeding specifically directed against NEW RADO. NEW RADO has not received written notice from any governmental or administrative authority contending that NEW RADO has not conducted, and, to the best of its knowledge, NEW RADO has conducted, its business in all material respects, in accordance with all applicable material federal, state and local laws and regulations including any Environmental Laws (as defined in Article XII.P).

                  F. Consents, etc.. No consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body or any other person or entity is required for or in connection with the execution or delivery of this Agreement by NEW RADO or the consummation by NEW RADO of the transactions contemplated hereby.

                  G. Moro Financial Statements. Moro Corporation's consolidated financial statements (including, in each case, any notes thereto) for the twelve months ended December 31, 2001 (audited) and for the three months ended March 31, 2002 (unaudited), copies of which are attached hereto as Schedule XIV.G, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presents fairly, in all material respects, the consolidated financial position of Moro Corporation and its consolidated subsidiary as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments). Since December 31, 2001, there has been no material adverse change in the consolidated financial position of Moro Corporation.

                  H. NEW RADO Pro Forma Balance Sheet. At the time of Closing, NEW RADO shall deliver to OLD RADO a pro forma balance sheet of NEW RADO as of the date of Closing and after giving effect to all of the transactions contemplated by this Agreement. The pro forma balance sheet shall reflect the assets, liabilities and balance sheet of NEW RADO as of the consummation of the transactions contemplated herein and to the extent required, shall incorporate the most recently available balance sheet of OLD RADO used to determine the Estimated Purchase Price in Section VI.C.3 ("Incorporated Financial Information"). The NEW RADO pro forma balance sheet was prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) and presents fairly, in all material respects, the pro forma financial position of NEW RADO as at the date hereof (after giving effect to the transactions contemplated hereby), except as otherwise noted therein subject to normal and recurring year-end adjustments. The foregoing representation and warranty shall not cover any of the Incorporated Financial Information.

         XV. Non-Competition.

                  A. From the date of Closing until the seventh (7th) anniversary of the Closing, OLD RADO shall not act as a stockholder, agent, lessor, sublessor, partner or consultant of, or otherwise participate in or assist, any enterprise or organization which is or which becomes engaged in the business, or similar type business, presently carried on or engaged in by OLD RADO as of the Closing; provided, however, that notwithstanding the foregoing,

OLD RADO shall be permitted to (i) act as an agent for NEW RADO from time to time at the request of NEW RADO; (ii) perform any and all Existing Nonassignable Construction Contracts; (iii) own, purchase, sell or otherwise transfer investments in securities of any entity which is not engaged in the business of providing mechanical contracting services for plumbing, heating, ventilation and air conditioning projects (the "Restricted Business"); and (iv) own, purchase, or otherwise transfer investments representing less than a 5% percent interest in the securities of an entity in the Restricted Business if such securities are included in the National Market Securities list of the National Association of Securities Dealers, Inc. Automated Quotation System or listed on any national securities exchange.

                  B. From the date of Closing until the seventh (7th) anniversary of the Closing, OLD RADO shall not solicit, interfere with or endeavor to entice away from NEW RADO, any customer, supplier, or any person, firm or corporation dealing with NEW RADO, or interfere with or employ or induce to leave the employment of NEW RADO, any employee of NEW RADO; provided, however, that the foregoing shall not (i) prohibit any activities of either the Shareholder or Lucy M. Rado at any time following the Closing permitted under their respective employment agreements with NEW RADO, and (ii) apply to any activities of OLD RADO in connection with the performance of any Existing Nonassignable Construction Contract.

                  C. In the event of a breach of any of the terms of this Article, NEW RADO shall be entitled to apply for and obtain injunctive relief in any court of competent jurisdiction, without limitation as to any other or further remedies which may be available to NEW RADO. Notwithstanding anything to the contrary contained in this Agreement, in any action to enforce the covenants contained in this Article, the non-prevailing party in any such action shall reimburse the prevailing party for any and all costs and expenses incurred in prosecuting or defending, as applicable, such action.

         XVI. Conditions to Closing by NEW RADO. The obligation of NEW RADO to close under this Agreement is subject to the satisfaction of the following conditions precedent (all or any of which may be waived, in whole or in part, in writing by NEW RADO in its sole discretion) on or prior to the date of Closing:

                  A. Covenants, Agreements. OLD RADO, the Shareholder, RAM Buildings, and Lucy M. Rado shall have performed all covenants and agreements to be performed by each of them on or before Closing pursuant to the terms of this Agreement.

                  B. Authorizations. OLD RADO shall have delivered to NEW RADO:
(1) a certified copy of a resolution or resolutions unanimously adopted by the Board of Directors and Shareholder of OLD RADO authorizing OLD RADO to execute, deliver and fully perform this Agreement and approving same; and (2) such other instruments, documents and certificates as NEW RADO or its counsel may reasonably request for the purpose of consummating the transactions contemplated herein; and (3) a certificate signed by the President and Secretary of OLD RADO, dated the date of Closing, to the effect that all representations and warranties of OLD RADO and the Shareholder are true and correct on and as of the Closing, with the same effect as though such representations and warranties had been made on and as of such date and time and that the agreements, covenants and obligations to be performed by OLD RADO and the Shareholder pursuant to this Agreement shall have been so performed in all material respects (together with an incumbancy and signature certificate regarding the officer(s) signing on behalf of OLD RADO).

                  C. Representations, Warranties. The representations and warranties of OLD RADO and the Shareholder contained in this Agreement shall be true and correct, in all material respects, on and as of the Closing, with the same effect as though such representations and warranties had been made on and as of such date and time; provided, however, that OLD RADO and the Shareholder shall have the right, at any time prior to the Closing, to update the Schedules for events which occur between the date hereof and the Closing and to amend the Schedules for any errors, omissions or inaccuracies with respect to all representations and warranties made by OLD RADO and the Shareholder of which OLD RADO and the Shareholder are required to be notified pursuant to Section XVII.C hereof. OLD RADO and the Shareholder shall have notified NEW RADO of any and all errors, omissions or inaccuracies discovered or known by OLD RADO or the Shareholder as of the Closing with respect to all representations and warranties made by NEW RADO which are contained in this Agreement (including the Schedules hereto) or under any document or agreement contemplated hereunder.

                  D. Destruction of Assets. There shall have been no fire or other damage to any material portion of the Assets or a substantial portion of the Premises.

                  E. Phase One Audit. OLD RADO shall have delivered to NEW RADO, at no cost or expense to NEW RADO, the Phase One Audit which is satisfactory to NEW RADO, its bank, and its legal advisors.

                  F. Financing Commitment. NEW RADO shall have received its financing commitments in an amount, form, and substance reasonably acceptable to NEW RADO and these commitments shall have actually been funded as of the Closing.

                  G. Bonding Commitment. NEW RADO shall have received its insurance bonding commitment in an amount, form, and substance reasonably acceptable to NEW RADO.

                  H. Opinion of Counsel. NEW RADO shall have received the written opinion, dated the date of Closing, and as of such date, of White & Williams LLP, counsel to NEW RADO and the Shareholder, in form and substance reasonably satisfactory to NEW RADO or its counsel.

                  I. Transfer of Title. OLD RADO shall deliver to NEW RADO bills of sales, assignments and other appropriate instruments of transfer effective to vest in NEW RADO title (and all of OLD RADO's right, title and interest) in and to the Assets (free and clear of liens, security interests, claims or other encumbrances of every nature), to the extent that title in and to the Assets may be vested in NEW RADO in each case in form and substance reasonably satisfactory to NEW RADO and counsel for NEW RADO.

                  J. Consents, Authorizations. OLD RADO shall deliver to NEW RADO the consents set forth in Schedule XII.C. hereto, except for the consents which are waived by NEW RADO and consents for the Existing Nonassignable Construction Contracts and the Existing Contract Bonds. OLD RADO shall have obtained all permits, consents, waivers from and approvals of, and made filings and registrations with any federal, state and local governmental board, commission, authority or any other regulatory body, which are required for the consummation by OLD RADO of the transactions contemplated on its part hereby, except for the permits, consents, waivers, or approvals which are waived by NEW RADO.

         XVII. Conditions to Closing by OLD RADO. The obligation of OLD RADO to close under this Agreement is subject to the satisfaction of the following conditions precedent (all or any of which may be waived, in whole or in part, in writing by OLD RADO), on or prior to the date of Closing:

                  A. Covenants. NEW RADO, David W. Menard, Jacqueline J. Menard, and Moro Corporation shall have performed all covenants and agreements to be performed by each of them on or before the Closing pursuant to the terms of this Agreement.

                  B. Authorizations. NEW RADO shall have delivered to OLD RADO:
(1) a certified copy of a resolution or resolutions unanimously adopted by its Board of Directors authorizing NEW RADO to make, deliver and perform this Agreement and approving same; (2) such other instruments, documents and certificates as OLD RADO or its counsel may reasonably request for the purpose of consummating the transactions contemplated herein; (3) a certificate signed by the President and Secretary of NEW RADO dated the date of Closing, to the effect that all representations and warranties of NEW RADO are true and correct on and as of the Closing, with the same effect as though such representations and warranties had been made on and as of such date and time and that the agreements, covenants and obligations to be performed by NEW RADO pursuant to this Agreement shall have been so performed in all material respects (together with an incumbancy and signature certificate regarding the officer(s) signing on behalf of NEW RADO).

                  C. Representations, Warranties. The representations and warranties of NEW RADO contained in this Agreement shall be true and correct in all material respects on and as of the date of Closing, with the same effect as though such representations and warranties had been made on and as of the time and date of the Closing. NEW RADO shall have notified OLD RADO and the Shareholder of any and all errors, omissions or inaccuracies discovered or known by NEW RADO as of the Closing with respect to all representations and warranties made by OLD RADO or the Shareholder which are contained in this Agreement (including the Schedules hereto) or under any document or agreement contemplated hereunder.

                  D. Opinion of Counsel. OLD RADO shall have received the written opinion, dated the date of Closing, and as of such date, of Lurio & Associates, P.C., counsel to NEW RADO, in form and substance reasonably satisfactory to OLD RADO or its counsel.

                  E. Bonding Commitment. OLD RADO shall have made appropriate arrangements with its bonding company in connection with the Existing Contract Bonds as shall be reasonably acceptable to OLD RADO.

         XVIII.  Termination.
                 -----------

                  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated (i) by NEW RADO if the conditions set forth in
Section XVI hereof shall not have been complied with or performed in all material respects and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by OLD RADO, RAM Buildings, Lucy M. Rado, or the Shareholder on or before 5:00 p.m., Philadelphia time, on August 31, 2002; or (ii) by OLD RADO if the conditions set forth in Section XVII hereof shall not have been complied with or performed in all material respects and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by NEW RADO or David W. Menard on or before 5:00 p.m., Philadelphia time, on August 31, 2002; or (iii) by NEW RADO if any time prior to the consummation of Closing if it is not reasonably satisfied with its due diligence investigation of the Assets, or the business of OLD RADO, or the Premises; or (iv) by NEW RADO if a material adverse change shall have occurred to the business of OLD RADO, or to the Assets, or to the Premises, at any time after the date hereof; or (v) by NEW RADO, if it is not reasonably satisfied with any update to the Schedules made by OLD RADO or the Shareholder pursuant to Section XVI.C. hereof. It is understood and agreed that (i) any such termination shall not in and of itself be a breach of this Agreement, and (ii) any such termination shall not limit, extinguish or modify any claim or cause of action which may otherwise exist for a breach of any covenant, warranty, representation or obligation contained herein.

         XIX.     Indemnification.
                  ---------------

                  A. From and after the date hereof, and subject to the limitations set forth in Article XIX.G. below, OLD RADO and the Shareholder, jointly and severally, agrees to indemnify against, and to protect, save and keep NEW RADO and Moro Corporation, their officers, directors, shareholders, agents, employees, and affiliates and their successors and assigns (jointly and severally, an "OLD RADO/Shareholder Indemnified Party") harmless from, and to assume liability for, payment of all liabilities, obligations, losses, damages, penalties, interest, claims, actions, suits, judgments, settlements, charges, out-of-pocket costs, expenses and disbursements (including reasonable costs of investigation, and reasonable fees of attorneys, accountants and expert witnesses) of whatsoever kind and nature (collectively referred to as "NEW RADO Damages") that may be imposed on or incurred by an OLD RADO/Shareholder Indemnified Party as a consequence of or in connection with any claims, suits, demands, threats, causes of actions, obligations, debts, liability, or damages whatsoever, (i) arising or incurred by OLD RADO prior to or after the Closing unless NEW RADO has assumed such obligation or liability in this Agreement or in the Assumption Agreement, or (ii) arising in whole or in part by reason of the performance or non-performance of the terms of this Agreement or any breach of any representation, warranty, or covenant in this Agreement or any certificate or document furnished pursuant hereto by OLD RADO, the Shareholder, or Lucy M. Rado, or (iii) by reason of or the result of the operation by any person or entity of the business of OLD RADO prior to the Closing unless assumed by NEW RADO, or (iv) by reason of or the result of any asserted or actual violation by OLD RADO of any Environmental Law with respect to facts or circumstances existing as of Closing in connection with the business of OLD RADO or the Assets, or in connection with the Premises.

                  B. From and after the date hereof, and subject to the limitations set forth in Article XIX.G. below, NEW RADO and Moro Corporation, jointly and severally, agrees to indemnify against, and to protect, save and keep OLD RADO, the Shareholder and their officers, directors, shareholders, agents, employees, and affiliates and their successors and assigns (jointly and severally, a "NEW RADO Indemnified Party") harmless from, and to assume liability for, payment of all liabilities, obligations, losses, damages, penalties, interest, claims, actions, suits, judgments, settlements, charges, out-of-pocket costs, expenses and disbursements (including reasonable costs of investigation, and reasonable fees of attorneys, accountants and expert witnesses) of whatsoever kind and nature (collectively referred to as "OLD RADO/Shareholder Damages") that may be imposed on or incurred by a NEW RADO Indemnified Party as a consequence of or in connection with any claims, suits, demands, threats, causes of actions, obligations, debts, liability, or damages whatsoever, (i) arising or incurred by a NEW RADO Indemnified Party prior to or after the Closing solely to the extent, if any, that NEW RADO has expressly assumed such obligation or liability in this Agreement or in the Assumption Agreement, or (ii) arising in whole or in part by reason of the performance or non-performance of the terms of this Agreement or any breach of any representation, warranty, or covenant in this Agreement or any certificate or document furnished pursuant hereto by NEW RADO, Moro Corporation, David W. Menard, or Jacqueline J. Menard, or (iii) any liability arising from events or circumstances relating to the Assets arising from and after the date of Closing or the conduct of business of NEW RADO from and after the date of Closing, or
(iv) any liability with respect to any Existing Contract Bond or Existing Nonassignable Construction Contract in the event that any such Existing Contract Bond is called, or any such Existing Nonassignable Construction Contract is breached, in connection with or attributable to any action of NEW RADO occurring on or after the date of Closing.

                  C. Any party entitled, or seeking to assert rights to indemnification under this Section XIX ("Indemnified Party") shall give written notification to the party from whom indemnification is sought (an "Indemnifying Party") of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Section XIX may be sought. Such notification shall be given within 20 business days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) the Indemnifying Party acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such suit or proceeding constitute NEW RADO Damages or OLD RADO/Shareholder Damages, as applicable ("Damages"), for which the Indemnified Party shall be indemnified pursuant to this Section XIX and (B) the amount of Damages claimed due are less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Section XIX, and (ii) the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense (the "Non-controlling Party") may participate therein at such party's own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement. The party controlling such defense (the "Controlling Party") shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

                  D. In order to seek indemnification under this Section XIX, an Indemnified Party shall give written notification (a "Claim Notice") to the Indemnifying Party which contains (i) a description and the amount (the "Claimed Amount") of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Section XIX for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph E below) in the amount of such Damages.

                  E. Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the "Response") in which the Indemnifying Party shall elect one of the following: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount; or
(ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount; or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section XIX.F. for the resolution of such dispute (an "Indemnification Dispute").

                  F. During the 20-day period following the delivery of a Response that reflects an Indemnification Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Indemnification Dispute. If the Indemnification Dispute is not resolved within such 20-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Indemnification Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the "ADR Procedure"). In the event the Indemnifying Party and the Indemnified Party agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the "ADR Service"), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this
Section XIX.F. shall not obligate the Indemnifying Party and the Indemnified Party to pursue an ADR Procedure or prevent either such party from pursuing the Indemnification Dispute in a court of competent jurisdiction; provided that, if the Indemnifying Party and the Indemnified Party agree to pursue an ADR Procedure, neither the Indemnifying Party nor the Indemnified Party may commence litigation or seek other remedies with respect to the Indemnification Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnifying Party and the Indemnified Party shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Party, the Indemnified Party or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Indemnification Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses (including any advances thereof) of any ADR Service used by the Indemnifying Party and the Indemnified Party shall be shared equally by the Indemnifying Party and the Indemnified Party.

                  G. Notwithstanding the other provisions of this Section XIX, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Section XIX, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation after consultation with the Indemnifying Party but without consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Section XIX, and (iii) such Indemnified Party shall be reimbursed by the Indemnified Party, in accordance with the provisions of this Section XIX, only for the Damages for which the Indemnified Party is entitled to indemnification pursuant to this
Section XIX (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Section XIX).

                  H. Except as provided in Section XIX.J. below, (i) the total liability of NEW RADO and MORO for Damages under this Section XIX shall be limited to an amount equal to the Purchase Price, (ii) the total liability of OLD RADO and the Shareholder for Damages under this Section XIX shall be limited to the Purchase Price, (iii) NEW RADO and MORO shall be liable under this
Section XIX for only that portion of the aggregate Damages for which they would, jointly and severally, otherwise be liable which exceeds $50,000, and (iv) OLD RADO and the Shareholder shall be liable under this Section XIX for only that portion of the aggregate Damages for which they would, jointly and severally, otherwise be liable which exceeds $50,000.

                  I. After the Closing, except as provided in Section XIX.J. below, the rights of the Indemnified Parties under this Section XIX shall be the exclusive remedy of the parties with respect to all claims resulting from or relating to any of the matters referred to in Sections XIX.A or XIX.B of this Agreement, as the case may be.

                  J. Notwithstanding anything in this Section XIX to the contrary, the limitations contained in Section XIX.H. shall not apply to any claims by any Indemnified Party based on any fraud or intentional misrepresentation; and neither OLD RADO's, the Shareholder's, MORO's, nor NEW RADO's liability for any such claims shall be limited to the amounts set forth in Section XIX.H., and this Section XIX shall not be the exclusive means for the Indemnified Party to enforce such rights.

                  K. If on the date of any scheduled payment of any funds collected by NEW RADO under Section VI.C., or under the note referred to in
Section VI.C., or of any other amounts due by NEW RADO to OLD RADO or the Shareholder, any indemnification claims under Section XIX.A. which have been finally judicially determined or settled and agreed upon by the parties thereto or have been determined by the Independent Accounting Firm pursuant to Section VI.B ("Finally Determined Claims"), then NEW RADO shall (x) retain a portion of such scheduled payments equal to the judicially determined, Independent Accounting Firm determined, or agreed or settled amount, as applicable, of any such Finally Determined Claims until such time as the Finally Determined Claims are paid, and (y) disburse or pay the remainder of the scheduled payments, if any, to NEW RADO or the Shareholder, as the case may be.

                  L. Any representations and warranties of OLD RADO, the Shareholder, or NEW RADO otherwise set forth in Sections XII or XIV, as applicable, which are made to their respective knowledge or best knowledge shall not affect or alter in any manner whatsoever any of OLD RADO's, the Shareholder's, or NEW RADO's, as applicable, indemnification obligations to any Indemnified Party under Section XIX hereof, and solely for the purposes thereof the knowledge qualification of OLD RADO, the Shareholder, or NEW RADO, as applicable, shall not be applied; provided, however, that the foregoing shall not apply to any knowledge qualification of OLD RADO or the Shareholder contained in the representations and warranties of OLD RADO and the Shareholder in Section XII.L. hereof pertaining solely to Multi-Employer Plans, and such knowledge qualification shall be taken into account for indemnification purposes under this Section XIX. For purposes solely of this Section XIX, all representations and warranties of OLD RADO, the Shareholder, or NEW RADO, as applicable, in Sections XII or XIV, as applicable, shall be construed as if the terms "material" or "Material Adverse Effect" (or any variation thereof) were omitted from such representations and warranties, and solely for the purposes thereof, the "material" or "Material Adverse Effect" qualification of OLD RADO, the Shareholder, or OLD RADO, as applicable, shall not be applied or affect or alter in any manner whatsoever any of OLD RADO's, the Shareholder's, or NEW RADO's, as applicable, indemnification obligations to any Indemnified Party under Section XIX.

                  M. Notwithstanding anything else set forth herein, the indemnification provisions of this Section XIX shall not apply to and not be subject to any and all Damages relating to or arising from the Lease Agreement, and in such event the parties shall pursue any and all rights and remedies available under the Lease Agreement.

         XX. Brokers and Finders. OLD RADO, Lucy M. Rado, RAM Buildings, and the Shareholder, and NEW RADO, Moro Corporation, and David W. Menard, hereby severally represent to each other that except for Everingham & Kerr, Inc., no broker or finder has been employed or engaged by any of them in connection with the transactions contemplated in this Agreement and that all negotiations relative to this Agreement have been carried on directly between the parties hereto without the intervention of any other person. OLD RADO and the Shareholder shall be solely responsible for, and shall indemnify and hold harmless NEW RADO or any other OLD RADO/Shareholder Indemnified Party from the brokerage fees, costs, or commissions due to Everingham & Kerr, Inc.

         XXI. No Shop Provision. From and after the date hereof and until the Closing or earlier termination of this Agreement, other than with NEW RADO, neither OLD RADO nor the Shareholder, shall solicit, encourage, or initiate any discussions, negotiations, or agreements for the purpose of disposing of or transferring all or any portion of the Assets, or the merger, consolidation, liquidation, sale of stock, or any similar transactions involving OLD RADO. From and after the date hereof and until the Closing or earlier termination of this Agreement, OLD RADO, and the Shareholder shall negotiate exclusively with NEW RADO and shall not discuss with any third parties in any manner whatsoever any of the matters referred to in the prior sentence. From and after the date hereof and until the Closing or earlier termination of this Agreement, OLD RADO shall promptly communicate to NEW RADO the terms of any acquisition proposal or offer that OLD RADO or the Shareholder receives from any person or entity other than NEW RADO.

         XXII. Survival of Representations, Warranties, Covenants, Agreements and Remedies.

                  All representations, warranties and covenants contained in this Agreement shall (a) survive the Closing and any investigation at any time made by or on behalf of any party and (b) shall expire on the date two years following the Closing (except for Sections IV, V, VI.C.2, VI.E., X, XV, and XIX which shall survive in accordance with their terms). If an Indemnified Party delivers to an Indemnifying Party before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, the party reasonably expects to incur Damages as a result of a breach of such representation or warranty (an "Expected Claim Notice"), then such representation or warranty shall continue to survive, but only for purposes of the matter(s) specified in such notice, beyond the date which is two years following the Closing until the resolution of the matter(s) covered by such notice, provided that such notice specifies in reasonable detail each alleged breach of representation or warranty. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party.

         XXIII. Entire Agreement. This Agreement together with all Exhibits and Schedules (as amended or updated pursuant to Section XVI.C.) thereto, constitutes the entire understanding and agreement between the parties hereto with respect to the transactions contemplated herein, supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including but not limited to the letter of intent between NEW RADO, OLD RADO, the Shareholder, Lucy M. Rado, and RAM Buildings, dated April 30, 2002, and there have been no warranties, representations or promises, written or oral, made by any of the parties hereto except as herein expressly set forth herein.

         XXIV. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, as well as their respective heirs, personal representatives, successors and assigns but no party may assign its rights, duties or obligations hereunder without the prior written consent of all other parties hereto.

         XXV. Waiver, Modification, etc.. Any party to this Agreement may waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same persons) as this Agreement. No amendment or modification of this Agreement shall be binding unless in writing executed by all of the parties to this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

         XXVI. Notice. Any notice or other communications required or permitted hereunder shall be sufficiently given: (i) three (3) business days after if sent by certified mail, return receipt requested, postage prepaid, or (ii) one (1) business day after sent by Federal Express or other overnight courier providing delivery confirmation for next business day delivery, or (ii) when delivered by personal delivery, in any event delivered to or addressed as follows:

                If to RADO, or the Shareholder:
                     Mr. Antonio Rado
                     3707 State Route 487
                     Stillwater, PA 17878



                With copy to:

                     George J. Hartnett, Esquire
                     White and Williams LLP
                     1650 Market Street, Suite 1800
                     Philadelphia, PA 19103



                If to NEW RADO:

                     MORO/RADO Acquisition Corp.
                     111 Presidential Boulevard
                     Suite 240
                     Bala Cynwyd, Pennsylvania 19004
                     Attn: David W. Menard, President



                With copy to:

                     Douglas M. Lurio, Esquire
                     Lurio & Associates, P.C.
                     2005 Market Street
                     Suite 2340
                     Philadelphia, PA  19103


         XXVII. Pennsylvania Law Controls. This Agreement shall be construed in accordance with and shall be governed by the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law rules.

         XXVIII. Consent to Jurisdiction. Except as specifically provided otherwise in Section VI.B., Section VI.E. or Article XIX hereof, each of the parties hereto irrevocably consents and agrees that any legal action or proceeding whatsoever arising out of or in any way connected with this Agreement or the transactions contemplated hereby may be commenced, filed, instituted or brought in the state or federal courts of the Commonwealth of Pennsylvania, and each of the parties hereto irrevocably submits and accepts with regard to any such legal action or proceeding to the jurisdiction of such courts. Each of the parties irrevocably consents to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the parties hereto, such service to become effective upon mailing. Each of the parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, brought in such Pennsylvania courts, and hereby further irrevocably waives any claim, that any such suit, action or proceeding brought in such courts, has been brought in an inconvenient forum.

         XXIX. Counterparts. This Agreement may be signed in two or more counterparts which counterparts shall constitute a single, integrated agreement binding upon all the signatories to such counterparts. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement.

         XXX. Expenses. Except as specifically provided otherwise herein, each party hereto shall pay its own expenses arising from this Agreement and the transactions contemplated hereby, including, without limitation, all legal and accounting fees and disbursements; provided, however, that nothing herein shall limit or otherwise modify any right of the parties to recover such expenses from the other in the event any party hereto breaches this Agreement.

         XXXI. Further Assurances. Each of the parties hereto shall hereafter execute and deliver such further documents and instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof. In the event any consent required for the transfer of all or any part of the Assets to NEW RADO is waived by NEW RADO, then OLD RADO and the Shareholder shall use each of their best efforts to see that NEW RADO receives the benefit of all or part of the Assets to which NEW RADO has waived the obtaining of such consents.

         XXXII. Consents. OLD RADO and the Shareholder, shall use their reasonable commercial best efforts to obtain, at the earliest possible date and prior to the Closing, and at their sole cost and expense, the consents described in Schedule XII.C. hereof (other than in connection with the Existing Nonassignable Construction Contracts, the Existing Contract Bonds and the other consents which have been waived by NEW RADO). The parties expressly waive compliance with any applicable bulk sales clearance requirements.

                  IN WITNESS WHEREOF, the parties hereto have caused this agreement to executed as of the day and year first above written.



                                                   MORO/RADO ACQUISITION CORP.,
                                                   a Pennsylvania corporation




Attest: /s/ David W. Menard                    By: /s/ David W. Menard
       ---------------------------------          ------------------------------
       David W. Menard,                            David W. Menard, President
          Secretary





(Corporate Seal)

                                               RADO ENTERPRISES, INC.





Attest: /s/ Lucy M. Rado                       By: /s/ Antonio D. Rado
       ---------------------------------          ------------------------------
       Lucy M. Rado, Secretary                     Antonio D. Rado, President



(Corporate Seal)





Witness: /s/ Robert Everingham                 /s/ Antonio D. Rado
        --------------------------             ---------------------------------
                                               ANTONIO D. RADO, individually

                           LIMITED JOINDER OF MENARDS
                           --------------------------


         The undersigned, David W. Menard and Jacqueline J. Menard, hereby join in this Agreement solely for the purpose of agreeing to execute and deliver to Antonio D. Rado the Limited Guaranty in the form of Exhibit "D" hereto at the time of Closing pursuant to Section VII.A. hereof, and to the terms and conditions of Section XX hereof.





Witness: /s/ Douglas M. Lurio                  /s/ David W. Menard
        --------------------------------       ---------------------------------
                                               DAVID W. MENARD



Witness: /s/ Douglas M. Lurio                  /s/ Jacqueline J. Menard
        --------------------------------       ---------------------------------
                                               JACQUELINE J. MENARD





                       LIMITED JOINDER OF MORO CORPORATION
                       -----------------------------------


         The undersigned, Moro Corporation, hereby joins in this Agreement solely for the purpose of agreeing (i) to execute and deliver the Guaranty in the form of Exhibit "E" hereto at the time of Closing pursuant to Section VII.C. hereof, and (ii) to join in and be legally bound by the terms and conditions of Sections XIX and XX hereof.



                                               MORO CORPORATION



Witness: /s/ Douglas M. Lurio               By: /s/ David W. Menard
        -------------------------------        ---------------------------------
                                               David W. Menard, President

                         LIMITED JOINDER OF LUCY M. RADO
                         -------------------------------


         The undersigned, Lucy M. Rado, hereby joins in this Agreement solely for the purpose of agreeing to execute and deliver to NEW RADO the Employment Agreement in the form of Exhibit "D" hereto at the time of Closing pursuant to
Section VII.B. hereof, and to execute and deliver to NEW RADO the Non-Competition Agreement in the form of Exhibit "F" hereto at the time of Closing pursuant to Section VIII hereof, and to the terms and conditions of
Section XX hereof.





Witness: /s/ Robert Everingham                     /s/ Lucy M. Rado
        -------------------------------            -----------------------------
                                                          LUCY M. RADO







                  LIMITED JOINDER OF RAM UYA INVESTMENT COMPANY
                  ---------------------------------------------


         The undersigned, RAM UYA Investment Company, a partnership, hereby joins in this Agreement solely for the purpose of agreeing to execute and deliver to NEW RADO the lease agreement covering the Premises at the time of Closing pursuant to Section IX hereof, and to the terms and conditions of
Section XX hereof.





                                               RAM UYA INVESTMENT COMPANY, a
                                               partnership



Witness: /s/ Robert Everingham                 By: /s/ Antonio D. Rado
        -------------------------------           -----------------------------
                                                  Title:

The following exhibits to this Asset Purchase Agreement have been omitted and will be provided to the Commission upon request to the Company:


                      EXHIBITS TO ASSET PURCHASE AGREEMENT
                      ------------------------------------




Exhibit "A" - $200,000 Promissory Note from NEW RADO to RADO

Exhibit "B" - Employment Agreement between NEW RADO and Antonio D. Rado

Exhibit "C" - Menard Limited Guaranty Agreement

Exhibit "D" - Employment Agreement between NEW RADO and Lucy M. Rado

Exhibit "E" - Moro Corporation Guaranty Agreement

Exhibit "F" - Non-Compete Agreement between each of Antonio D. Rado and Lucy M. Rado and NEW RADO

The following schedules to this Asset Purchase Agreement have been omitted and will be provided to the Commission upon request to the Company:


                      SCHEDULES TO ASSET PURCHASE AGREEMENT
                      -------------------------------------


 Schedule I.A. - Contracts Assumed by NEW RADO

Schedule I.D. - Fixed Asset Leases of OLD RADO Assumed by NEW RADO

Schedule I.F. - Prepaid Expenses and Deposits of OLD RADO Assumed by NEW RADO

Schedule I.G. - Fixed Asset List of OLD RADO

Schedule III. -  Excluded Assets

Schedule VI.C.3 - December 31, 2001 Balance Sheet of OLD RADO

Schedule XII.C.- Required Third Party Waivers or Consents of OLD RADO

Schedule XII.E. - Financial Statements of OLD RADO

Schedule XII.F. - Legal Proceedings

Schedule XII.G. - Permits and Approvals of OLD RADO

Schedule XII.H. - Liens and Encumbrances on OLD RADO Assets

Schedule XII.I. - Tax Returns of OLD RADO

Schedule XII.J. - List of OLD RADO Contracts

Schedule XII.K - Changes

Schedule XII.L. - Employee Benefit Plans

Schedule XII.N. - List of OLD RADO Employees and Compensation Arrangements

Schedule  XII.Q. - List of OLD RADO Insurance Policies

Schedule XII.R. - Related Party Obligations

Schedule XIV.G. - Moro Corporation Financial Statements

Schedule XIV.H. - Pro Forma Closing Balance Sheet of NEW RADO